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                                                                      Exhibit 99


                       [Letterhead of AMETEK appears here]



Contact:  William F. Cleary (610) 889-5249; James P. McKinley (610) 889-5271

                         AMETEK TO LOWER COST STRUCTURE
    --COMPANY TO INCUR NON-RECURRING FOURTH QUARTER CHARGE OF $8.0 MILLION--
        --ACTIONS TO RESULT IN SEQUENTIAL INCREASE IN OPERATING INCOME--

Paoli, PA, December 14, 1998 - AMETEK, Inc. (NYSE: AME) today announced that it is taking a series of actions designed to lower its cost structure. These initiatives include: the transition of U.S. motor production to low-cost facilities, the closing and consolidation of electromechanical motor plants in Europe, expanding flow manufacturing in electronic instruments, and a reduction in workforce. Accordingly, AMETEK will incur for the fourth quarter ending December 31, 1998, a non-recurring charge of approximately $8.0 million pretax, or 14 cents per diluted share.

Walter E. Blankley, Chairman and Chief Executive Officer said, "Our operational planning for 1999 is based on a continuation of the mixed markets that affected performance in the second half of 1998. To meet our double-digit earnings growth target we will accelerate certain cost savings initiatives. The result of all of these actions should be a sequential increase in operating income. We expect earnings in the fourth quarter of 1998 to be approximately 33 cents per diluted share before non-recurring charges. The first quarter of 1999 is expected to be modestly below the 44 cents per share earned in the strong first quarter of 1998."

ELECTROMECHANICAL GROUP MOVES TOWARD BEST-COST PRODUCER OBJECTIVES
Frank S. Hermance, President and Chief Operating Officer, said, "We are stepping up the transition of U.S. motor production to our new, low-cost facility in Reynosa, Mexico - increasing that plant's utilization and lowering our overall costs. EMG will expedite the ongoing consolidation of our two plants in Italy that serve floorcare markets. EMG's motor plant in Germany also will be closed and manufacturing relocated to our plants in the Czech Republic and Italy.

ELECTRONIC INSTRUMENT GROUP REDUCES WORKFORCE, INTENSIFIES FLOW MANUFACTURING Hermance continued, "EIG will accelerate implementation of Operational Excellence. This includes a workforce reduction as well as continued expansion of flow manufacturing and supply chain management. This will increase production efficiency and reduce operating and purchased material costs. We also will reduce overlap in our marketing, sales, and distribution support areas.

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AMETEK TO LOWER COST STRUCTURE
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CORPORATE PROFILE
AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRIC MOTORS AND ELECTRONIC INSTRUMENTS IN NORTH AMERICA, EUROPE, AND ASIA. SALES ARE EXPECTED TO APPROACH $1 BILLION IN 1998. ITS CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES:
OPERATIONAL EXCELLENCE, NEW PRODUCTS, GLOBAL & MARKET EXPANSION, AND STRATEGIC ACQUISITIONS & JOINT VENTURES. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE FROM CONTINUING OPERATIONS AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S & P MID CAP 400 INDEX AND THE RUSSELL 2000 GROWTH INDEX.

FORWARD-LOOKING INFORMATION
Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

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